Exhibit 16
December 2, 2005
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Dreyer’s Grand Ice Cream Holdings, Inc. (copy attached), which we understand will be filed with the U.S. Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K report of Dreyer’s Grand Ice Cream Holdings, Inc. dated December 2, 2005. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding material weaknesses in internal controls or regarding any remedial actions taken in connection with such material weaknesses.
Very truly yours,
PricewaterhouseCoopers LLP